Exhibit 4.2

$175,000,000

WCA WASTE CORPORATION

7  1/2% Senior Notes due 2019

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT (this “Amendment”), dated as of February 16, 2012 is by and among WCA Waste Corporation, a Delaware corporation (the “Company”), the guarantors listed on the signature page hereto (the “Guarantors”) and with the consent of the holders of record of the Securities (the “Holders”) at 10:00 a.m., New York City time, on February 16, 2012.

W I T N E S S E T H

WHEREAS, the Company and the Guarantors have heretofore entered into a registration rights agreement dated as of June 7, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors and Credit Suisse Securities (USA) LLC, as Representative of the several Initial Purchasers, in connection with the issuance of the Securities (capitalized terms used herein and not otherwise defined herein shall have the same meaning assigned to them in the Registration Rights Agreement);

WHEREAS, the Company has entered into the Agreement and Plan of Merger, dated December 21, 2011, by and among the Company, Cod Intermediate, LLC and Cod Merger Company, Inc. (“Mergerco”), as amended from time to time (the “Merger Agreement”);

WHEREAS, in connection with the transactions contemplated in the Merger Agreement, the Company has offered to purchase for cash any and all outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated February 6, 2012, as amended or supplemented from time to time (the “Tender Offer”);

WHEREAS, in connection with the Tender Offer, the Company has requested that Holders of the Notes deliver their consents with respect to the amendment of the Registration Rights Agreement;

WHEREAS, Section 9(a) of the Registration Rights Agreement provides that the Company may amend, modify or supplement the Registration Rights Agreement with the consent of the Holders of a majority in principal amount of the Securities affected by such amendment, modification or supplement (the “Requisite Consent”);

WHEREAS, the Holders of a majority in aggregate principal amount of the Notes outstanding have duly consented to the proposed modifications set forth in this Amendment in accordance with Section 9(a) of the Registration Rights Agreement; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Amendment and to make this Amendment valid and binding have been complied with or have been done or performed.

NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the amendments to the Registration Rights Agreement consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:

ARTICLE I

AMENDMENT OF REGISTRATION RIGHTS AGREEMENT

Section 1.1 Suspension of Obligations. Effective as of the date of this Amendment, and continuing until the earlier of (i) the Merger Closing in accordance with Section 1.2 and (ii) the Tender Offer Termination in accordance with Section 1.3, all obligations of the Company and the Guarantors under the Registration Rights Agreement are hereby suspended and no Liquidated Damages shall be assessed with respect to the Initial Securities during such term.

Section 1.2 Termination of Registration Rights Agreement on Merger Closing. Effective as of the closing of the merger of the Mergerco with and into Company in accordance with the Merger Agreement (the “Merger Closing”), the Registration Rights Agreement shall be terminated and shall be of no further force or effect from and after the date of the Merger Closing and no Liquidated Damages shall be payable by the Company or the Guarantors notwithstanding that no registration statement has been filed or declared effective with respect to the Securities and no exchange offer with respect to the Initial Securities has been consummated.

Section 1.3 Termination of this Amendment. In the event that the Tender Offer is terminated or withdrawn, or the majority (in principal amount) of the outstanding Notes are not accepted for purchase for any reason (the “Tender Offer Termination”), this Amendment shall be null and void and the obligations of the Company and the Guarantors under the Registration Rights Agreement shall be restored and Liquidated Damages shall accrue and be payable in accordance with the original terms of the Registration Rights Agreement as if this Amendment had never been executed.

ARTICLE II

MISCELLANEOUS

Section 2.1 Successors and Assigns. This Amendment shall be binding upon the Company and the Guarantors and their successors and assigns.

Section 2.2 Counterparts. This Amendment may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 2.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 2.4 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first written.

WCA WASTE CORPORATION

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Senior Vice President & Chief Financial Officer

SUBSIDIARY GUARANTORS:

American Waste, LLC
Boxer Realty Redevelopment, LLC
Burnt Poplar Transfer, L.L.C.
Champion City Recovery, LLC
Crest Road Recycling, LLC
Eagle Ridge Landfill, LLC
Emerald Waste Services, LLC
EWS Central Florida Hauling, LLC
Material Reclamation, LLC
Material Recovery, LLC
N.E. Land Fill, LLC
New Amsterdam & Seneca Railroad Company, LLC
Pauls Valley Landfill, LLC
Sooner Waste, L.L.C.
Sunny Farms Landfill, LLC
Texas Environmental Waste Services, LLC
Transit Waste, LLC
TransLift, LLC
Waste Corporation of Arkansas, LLC
Waste Corporation of Kansas, Inc.
Waste Corporation of Missouri, Inc.
Waste Corporation of Tennessee, Inc.
WCA Capital, Inc.
WCA Holdings Corporation
WCA Management Limited, Inc.
WCA Management General, Inc.
WCA of Alabama, L.L.C.
WCA of Central Florida, Inc.
WCA of Chickasha, Inc.
WCA of Florida, Inc.

Signature Page to Registration Rights Agreement Amendment

WCA of High Point, LLC
WCA of Massachusetts, LLC
WCA of Mississippi, LLC
WCA of North Carolina, LLC
WCA of Ohio, LLC
WCA of Oklahoma, LLC
WCA of St. Lucie, LLC
WCA Shiloh Landfill, L.L.C.
WCA Texas Management General, Inc.
WCA Wake Transfer Station, LLC
WCA Waste Systems, Inc.
WRH Gainesville Holdings, LLC
WRH Gainesville, LLC
WRH Orange City, LLC

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

WCA Management Company, L.P.

By:	WCA Management General, Inc., its sole general partner

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

Waste Corporation of Texas, L.P.; Fort Bend Regional Landfill L.P. and Ruffino Hills Transfer

By:	WCA Texas Management General, Inc., its sole general partner

By:	/s/ Charles A. Casalinova
Name:	Charles A. Casalinova
Title:	Vice President

Signature Page to Registration Rights Agreement Amendment